Filed Pursuant to Rule 433
Registration No. 333-142044
0 The Hartford's Capital Offering and CPP Repurchase March 16, 2010 Copyright (c) 2010 by The Hartford. Confidential. All rights reserved. No part of this document may be reproduced, published or posted without the permission of The Hartford.

1 Certain statements made in this presentation should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford's future results of operations. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ, including those discussed in The Hartford's 2009 Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission. We assume no obligation to update this presentation, which speaks as of today's date. The discussion in this presentation of The Hartford's financial performance includes financial measures that are not derived from generally accepted accounting principles, or GAAP. Information regarding these non-GAAP and other financial measures, including reconciliations to the most directly comparable GAAP measures, is provided in the Investor Financial Supplement for the fourth quarter of 2009 and in The Hartford's press release issued on February 8, 2010, which are available on the Investor Relations section of The Hartford's website at www.thehartford.com. Safe Harbor Statement

2 Direction and Priorities Going Forward Three major areas of opportunity, involving all major existing business segments: Risk protection and benefits for businesses with a growth focus on small and middle market Affluent wealth management with a growth focus on business owners Consumer risk protection for affinities and select segments Objectives Generate profitable growth and long-term ROE expansion in ongoing businesses Manage risk across the enterprise Prioritize resources to opportunities with the best risk-reward returns Continue to reposition investment portfolio Go-Forward Focus Legacy Management Legacy businesses include global annuity, Institutional Solutions Group and P&C Other Operations Objectives Capital preservation Opportunistically balance earnings and risk reduction Assess strategic and tactical opportunities to reduce risk and accelerate runoff of liabilities Dedicated, expert management teams Success will be measured with simple, consistent financial and operational metrics Strategy is expected to improve earnings power over time, but we do not anticipate a material impact to earnings for 2010 Expected Impact

3 Key Constituencies Key Constituencies Key Constituencies Structuring the Capital Raise Potential investment portfolio related impact Impact of equity market decline on Global VA Foreign exchange Interest rates Catastrophe risks Other Key Risks Considered Key Risks Considered Key Risks Considered Investors The Office of Thrift Supervision ("OTS") Rating Agencies Insurance Regulators (e.g., Connecticut Department of Insurance) Objectives Replace $3.4 billion of temporary CPP capital with combination of permanent capital, debt and existing resources Address and balance objectives of key constituencies Maintain financial flexibility above targeted capital levels1 in stress scenario Provide ample holding company liquidity in stress scenario Pre-finance debt maturities through 2012; attractive market conditions 1Based on 325% NAIC Company Action Level RBC for Hartford Life and Accident Insurance Company ("HLA"), The Hartford's lead life insurance company, and capital above 125% NAIC Company Action Level RBC for VA captive insurance company, as well as above "AA" level for the most constraining P&C rating agency capital threshold.

4 Key Stress Scenario Assumptions Global VA assumptions: S&P 500 declines to 700 effective 1/1/2010 (represents an ~40% decline from current levels) S&P 500 ends 2010 at 750 and ends 2011 at ~800 Similar declines in global equity markets Yen/$ held constant at 90 through end of 2011 10-year Treasury drops to 3.0%, then rises to 3.6% by end of 2011 Investment portfolio assumptions: Weak GDP growth (flat to negative in 2010 and very modest growth thereafter) Residential housing market declines by incremental 20% (50% peak to trough) Commercial mortgage market declines by incremental 20% (55% peak to trough) $2.8 billion of estimated incremental capital impact from investment portfolio in 2010 and 2011 under these stressed conditions, comprised of: Investment losses/impairments Ratings migration impact Other mark-to-market impacts

5 The Hartford Projected to Maintain Targeted Capital Levels under Stress Scenario Note: The stress scenario modeled projections and the related assumptions set forth on the previous page have been prepared for purposes of planning the offerings discussed herein. They are necessarily speculative in nature. Actual sources and uses of capital under stressed economic conditions may vary significantly and adversely from those indicated above, as the stress scenario does not incorporate all risks to which The Hartford could be exposed under stressed economic conditions. 1Global VA capital impact represents the net impact of reserves, hedging and capital requirements associated with equity market stress scenario, and excludes statutory earnings generated by VA over the two-year period. 2Pro forma for proposed transaction. $1.6 billion above targeted capital levels even under modeled stress scenario ($ in billions)

6 The Hartford has an existing shelf registration statement (including a base prospectus) on file with the Securities and Exchange Commission, and has filed a prospectus supplement related to each of the issuances of equity and will shortly do so with respect to each issuance of senior notes for which this communication relates. Before investing, prospective investors should read the registration statement (including the base prospectus), the prospectus supplements, The Hartford's Annual Report for fiscal year 2009 on Form 10-K and other documents incorporated by reference into the registration statement that The Hartford has filed or, with respect to the debt offering, will file, with the SEC for more complete information about The Hartford and the offerings. Investors may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for The Hartford's registration statement is No. 333-142044.